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                                                                     Exhibit 1.0




                          NEW ENGLAND BANCSHARES, INC.
                                 (In Formation)

                            535,000 to 724,500 Shares
                     (as may be increased to 833,175 shares)

                                  Common Stock
                           ($.01 Par Value Per Share)

                        Purchase Price: $10.00 Per Share

                             SALES AGENCY AGREEMENT

                          -----------------------------


__________ __, 2002

Trident Securities, a Division of McDonald Investments Inc.
4601 Six Forks Road, Suite 400
Raleigh, North Carolina  27609

Dear Sirs:

         Enfield Mutual Holding Company, a federal mutual holding company in formation (the "MHC"), New England Bancshares, Inc., a federally-chartered corporation in formation (the "Company"), and Enfield Federal Savings and Loan Association, a federally-chartered savings bank (referred to herein as the "Bank," in mutual or stock form and including its subsidiaries as the context may require), hereby confirm, as of __________ __, 2002, their respective agreements with Trident Securities, a Division of McDonald Investments Inc. together with its successors and assigns as contemplated in Section 13 hereof (collectively, "McDonald"), a broker-dealer registered with the Securities and Exchange Commission (the "Commission") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), as follows:

         1. Introduction. The Bank intends to reorganize from a federally
            ------------
chartered mutual savings bank to a federally chartered capital stock savings bank as a wholly owned subsidiary of the Company (together with the Offerings, as defined below, the issuance of shares of common stock of the Bank to the Company, the formation of the Company and the MHC and the issuance of a majority of the Company's capital stock to the MHC, the "Reorganization") pursuant to a plan of reorganization adopted by the Bank's Board of Directors on November 13, 2001, as subsequently amended (the "Plan"). As of the date hereof, the Company and the MHC are in formation. Accordingly, the Bank hereby agrees to cause the MHC and the Company to ratify, execute and deliver this Agreement upon completion of their formation. In accordance with the Plan, the Company is offering shares of its common stock, $.01 par value per share ("Common

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Stock"), pursuant to nontransferable subscription rights in a subscription offering ("Subscription Offering") to certain depositors and borrowers of the Bank, to the Bank's tax-qualified employee benefit plans (including an employee stock ownership plan) and to officers, employees and directors of the Bank. Any shares of the Common Stock not sold in the Subscription Offering are being offered to the general public in a Community Offering ("Community Offering"), with preference given to natural persons who are residents of Hartford County, Connecticut ("Local Community") (the Subscription and Community Offerings are sometimes referred to collectively as the "Subscription and Community Offering" or the "Offerings"), subject to the right of the Company and the Bank, in their absolute discretion, to reject orders in the Community Offering in whole or in part. In the Subscription Offering (and the Community Offering, if applicable), the Company is offering between 535,000 and 724,500 shares of Common Stock ("Shares"), with the possibility of offering up to 833,175 shares without a resolicitation of subscribers, as contemplated by Parts 563b and 575 of Title 12 of the Code of Federal Regulations. Except for the tax qualified employee benefit plans, no person may purchase shares with an aggregate purchase price of more than $50,000 and no person or entity, together with associates of and persons acting in concert with such person or other entity, may purchase more than $200,000 of Common Stock.

         McDonald has advised the Company that it will utilize its best efforts to assist the Company with the sale of the Shares in the Offerings. Prior to the execution of this Agreement, the Company has delivered to McDonald the prospectus dated __________ __, 2002 (as hereinafter defined) and all supplements thereto, if any, to be used in the Offerings have also been delivered to McDonald (or if after the date of this Agreement, will be promptly delivered to McDonald). Such prospectus contains information with respect to the Company, the Bank, the MHC and the Shares.

         2.       Representations and Warranties.
                  ------------------------------

                  (a) The Company, the Bank and the MHC jointly and severally represent and warrant to McDonald that:

                           (i) The Company has filed with the Commission a
                  registration statement, including exhibits and an amendment or amendments thereto, on Form SB-2 (No. 333-__________), including a prospectus relating to the Offerings, for the registration of the Shares under the Securities Act of 1933, as amended ("Act"). Such registration statement has become effective under the Act and no stop order has been issued with respect thereto and no proceedings therefor have been initiated or, to the Company's best knowledge, threatened by the Commission. Except as the context may otherwise require, such registration statement, as amended or supplemented, on file with the Commission at the time the registration statement became effective, including the prospectus, financial statements, schedules, exhibits and all other documents filed as part thereof, as amended and supplemented, is herein called the "Registration Statement," and the prospectus, as amended or supplemented, on file with the Commission at the time the Registration Statement became effective is herein called the "Prospectus,"

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                  except that if the prospectus filed by the Company with the
                  Commission pursuant to Rule 424(b) of the general rules and regulations of the Commission under the Act ("SEC Regulations") differs from the form of prospectus on file at the time the Registration Statement became effective, the term "Prospectus" shall refer to the Rule 424(b) prospectus from and after the time it is filed with the Commission and shall include any amendments or supplements thereto from and after their dates of effectiveness or use, respectively. If any Shares remain unsubscribed following completion of the Subscription Offering and the Community Offering, if any, the Company (i) will, if required by SEC Regulations, promptly file with the Commission a post-effective amendment to such Registration Statement relating to the results of the Subscription Offering and the Community Offering, if any, any additional information with respect to the proposed plan of distribution and any revised pricing information or (ii) if no such post-effective amendment is required, will file with the Commission a prospectus or prospectus supplement containing information relating to the results of the Subscription and the Community Offerings and pricing information pursuant to Rule 424(c) of the SEC Regulations, in either case in a form reasonably acceptable to the Company and McDonald.

                           (ii) The Bank has filed a Combined Form MHC-1/MHC-2,
                  Notice of Mutual Holding Company Reorganization and an Application for Approval of Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company (as amended or supplemented, the "Combined Form MHC-1/MHC-2" and together with the Form H-(e)1-S referred to below, the "Reorganization Application") with the Office of Thrift Supervision ("Office") under the Home Owners' Loan Act, as amended ("HOLA") and the enforceable rules and regulations, including published policies and actions, of the Office thereunder ("OTS Regulations"), which has been approved by the Office; the Prospectus and the proxy statement for the solicitation of proxies from members of the Bank for the special meeting to approve the Plan ("Proxy Statement") included as part of the Reorganization Application have been approved for use by the Office. No order has been issued by the Office preventing or suspending the use of the Prospectus or the Proxy Statement; and no action by or before the Office revoking such approvals is pending or, to the Bank's best knowledge, threatened. The Company has filed with the Office the Company's application on Form H-(e)1-S ("Holding Company Application") under the savings and loan holding company provisions of the HOLA and the OTS Regulations, which has been conditionally approved.

                           (iii) At the date of the Prospectus and at all times
                  subsequent thereto through and including the Closing Date (as hereinafter defined) (i) the Registration Statement and the Prospectus (as amended or supplemented, if amended or supplemented) complied and will comply as to form in all material respects with the Act and the SEC Regulations, (ii) the Registration Statement (as amended or supplemented, if amended or supplemented) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) the Prospectus (as amended or supplemented, if amended or supplemented) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or

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                  necessary to make the statements therein, in light of the
                  circumstances under which they were made, not misleading. Representations or warranties in this subsection shall not apply to statements or omissions made in reliance upon and in conformity with written information about McDonald furnished to the Company or the Bank by or on behalf of McDonald expressly for use in the Registration Statement or Prospectus.

                           (iv) The Company will at the Closing Date be duly
                  incorporated and validly existing as a corporation under the laws of the United States, the Bank is currently duly organized as a mutual savings bank under the laws of the United States, and the MHC will at the Closing Date be duly organized as a federal mutual holding company under the laws of the United States, and each of them at the Closing Date will be validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to own its property and conduct its business as described in the Prospectus; the Bank is a member of the Federal Home Loan Bank of Chicago; and the deposit accounts of the Bank are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits. None of the Company, the MHC, the Bank or the Bank's subsidiaries (referred to herein as "Subsidiaries") is or will be required to be qualified to do business as a foreign corporation in any jurisdiction where non-qualification would have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole. The Bank does not own equity securities of or an equity interest in any business enterprise, except as described in the Prospectus. Upon amendment of the Bank's charter and bylaws as provided in the OTS Regulations and completion of the sale by the Company of the Shares as contemplated by the Prospectus and the Plan, (i) the Bank will convert to a federally chartered capital stock savings bank with full power and authority to own its property and conduct its business as described in the Prospectus, (ii) all of the authorized and outstanding capital stock of the Bank will be owned of record and beneficially by the Company, and (iii) the Company will have no direct subsidiaries other than the Bank.

                           (v) The Subsidiaries are duly organized, under the
                  laws of their jurisdictions of organization, and each of them is validly existing and in good standing under the laws of their jurisdiction of organization with full power and authority to own their property and conduct their businesses as described in the Prospectus.

                           (vi) The Bank and the Subsidiaries have good and
                  marketable title to all assets material to their businesses and to those assets described in the Prospectus as owned by them, free and clear of all liens, charges, encumbrances or

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                  restrictions, except as described in the Prospectus and except as would not in the aggregate have a material adverse effect on the Bank and the Subsidiaries; and all of the leases and subleases material to the operations or financial condition of the Bank and the Subsidiaries, under which they hold properties, including those described in the Prospectus, are in full force and effect as described therein.

                           (vii) The Bank and the Subsidiaries have each
                  obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, all such licenses, permits and other governmental authorizations are in full force and effect and the Bank and the Subsidiaries are in all material respects complying therewith, except where the failure to hold or comply with such licenses, permits or governmental authorizations would not have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

                           (viii) The execution and delivery of this Agreement
                  and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of the Company, the Bank and the MHC, and this Agreement has been validly executed and delivered by, and is a valid and binding obligation of, each of the Company, the Bank and the MHC, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC and of savings and loan holding companies the accounts of whose subsidiary are insured by the FDIC or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy or pursuant to Section 23A of the Federal Reserve Act, 12 U.S.C. Section 371c ("Section 23A")).

                           (ix) There is no litigation or governmental
                  proceeding pending or, to the best knowledge of the Company, the Bank or the MHC, threatened against or involving the Company, the Bank, the MHC, the Subsidiaries or any of their respective assets which individually or in the aggregate would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets or properties of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

                           (x) Each of the Company, the Bank and the MHC has all
                  such corporate power, authority, authorizations, approvals and orders as may be required to enter into this Agreement and to carry out the provisions and conditions hereof, subject to the limitations set forth herein and subject to the satisfaction of certain conditions imposed by the Office in connection with its approvals of the Reorganization Application and the Holding Company Application, and except as

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                  may be required under the "blue sky" laws of various
                  jurisdictions, and in the case of the Company, as of the Closing Date, will have such approvals and orders to issue and sell the Shares to be sold by the Company as provided herein, and in the case of the Bank, as of the Closing Date, will have such approvals and orders to issue and sell the shares of its common stock to be sold to the Company as provided in the Plan, subject to the issuance of an amended charter in the form required for federally chartered capital stock savings bank ("Stock Charter"), the form of which Stock Charter has been filed with the Reorganization Application and approved by the Office.

                           (xi) None of the Company, the Bank, the MHC or the
                  Subsidiaries are in violation of any rule or regulation of the Office, or the FDIC, or any insurance regulator that could reasonably be expected to result in any enforcement action against the Company, the Bank, the MHC or their officers or directors that would have a material adverse effect on the condition (financial or otherwise), results of operations, businesses, assets or properties of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

                           (xii) The consolidated financial statements and the
                  related notes or schedules which are included in the Registration Statement and are part of the Prospectus fairly present the financial condition, income and comprehensive income, equity and cash flows of the Bank and its consolidated Subsidiaries at the respective dates thereof and for the respective periods covered thereby and comply as to form in all material respects with the applicable accounting requirements of the SEC Regulations and the applicable accounting regulations of the Office. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth therein, and such financial statements are in all material respects consistent with financial statements and other reports filed by the Bank with supervisory and regulatory authorities except as such generally accepted accounting principles may otherwise require. The tables in the Prospectus accurately present the information purported to be shown thereby at the respective dates thereof and for the respective periods therein.

                           (xiii) There has been no material change in the
                  financial condition, results of operations or business, including assets and properties, of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole, since the latest date as of which such condition is set forth in the Prospectus, except as set forth therein; and the capitalization, assets, properties and business of each of the Company, the Bank, the MHC and the Subsidiaries conform in all materials respects to the descriptions thereof contained in the Prospectus. None of the Company, the Bank, the MHC or the Subsidiaries has any material liabilities of any kind, contingent or otherwise, except as set forth in the Prospectus.

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                           (xiv) There has been no breach or default (or the
                  occurrence of any event which, with notice or lapse of time or both, would constitute a default) under, or creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of the Company, the Bank, the MHC or the Subsidiaries pursuant to any of the terms, provisions or conditions of, any agreement, contract, indenture, bond, debenture, note, instrument or obligation to which the Company, the Bank, the MHC or the Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or is subject, or violation of any governmental license or permit or any enforceable published law, administrative regulation or order or court order, writ, injunction or decree, which breach, default, encumbrance or violation would have a material adverse effect on the condition (financial or otherwise), results of operations, businesses, assets or properties of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole; all agreements which are material to the financial condition, results of operations or business, assets or properties of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole, are in full force and effect, and no party to any such agreement has instituted or, to the best knowledge of the Company, the Bank, the MHC or the Subsidiaries, threatened any action or proceeding wherein the Company, the Bank, the MHC or the Subsidiaries is alleged to be in default thereunder.

                           (xv) Neither the Bank nor the Subsidiaries are in
                  violation of their respective certificates of incorporation, charters or bylaws. Upon completion of their formation, neither the Company nor the MHC will be in violation of their respective charters or bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, the Bank, the MHC and the Subsidiaries do not and in the case of the Company and the MHC upon receipt of their charters will not, conflict with or result in a breach of the respective certificates of incorporation, charters or bylaws of the Company, the Bank (in either mutual or stock form), the MHC or the Subsidiaries, or constitute a material breach of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation or acceleration contained in, or result in the creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of the Company, the Bank, the MHC or the Subsidiaries pursuant to any of the terms, provisions or conditions of, any material agreement, contract, indenture, bond, debenture, note, instrument or obligation to which the Company, the Bank, the MHC or the Subsidiaries is a party or violate any governmental license or permit or any enforceable published law, administrative regulation or order or court order, writ, injunction or decree (subject to the satisfaction of certain conditions imposed by the Office in connection with its approval of the Reorganization Application or the Holding Company Application), which breach, default, encumbrance or violation would have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

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                           (xvi) Subsequent to the respective dates as of which
                  information is given in the Registration Statement and Prospectus and prior to the Closing Date, except as otherwise may be indicated or contemplated therein, none of the Company, the Bank, the MHC or the Subsidiaries have issued any securities which will remain issued and outstanding at the Closing Date or incurred any liabilities or obligations, direct or contingent, or borrowed money, except liabilities, obligations or borrowings in the ordinary course of business, or entered into any other transaction not in the ordinary course of business and consistent with prior practices, which are material in light of the business of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

                           (xvii) Upon consummation of the Reorganization, the
                  authorized, issued and outstanding equity capital of the Company shall be within the range set forth in the Prospectus under the caption "Capitalization," and no capital stock of the Company shall be outstanding immediately prior to the Closing Date; the issuance and the sale of the Shares have been duly authorized by all necessary corporate action of the Company, the Bank and the MHC and approved by the Office and, when issued and paid for in accordance with the terms of the Plan, shall be validly issued, fully paid and nonassessable and shall conform to the description thereof contained in the Prospectus; the issuance of the Shares is not subject to preemptive rights, except as set forth in the Prospectus; and good title to the Shares will be transferred by the Company to the purchasers thereof upon issuance thereof against payment therefor, free and clear of all claims, encumbrances, security interests and liens of the Company whatsoever. The certificates representing the Shares will conform in all material respects with the requirements of applicable laws and regulations. The issuance and sale of the capital stock of the Bank to the Company has been duly authorized by all necessary corporate action of the Bank and the Company and has been approved by the Office (subject to the satisfaction of various conditions imposed by the Office in connection with its approval of the Reorganization Application and the Holding Company Application), and such capital stock, when issued in accordance with the terms of the Plan, will be fully paid and nonassessable and will conform to the description thereof contained in the Prospectus.

                           (xviii) No approval of any regulatory or supervisory
                  or other public authority is required of the Company, the Bank, the MHC or the Subsidiaries in connection with the execution and delivery of this Agreement or the issuance of the Shares, except for the declaration of effectiveness of any required post-effective amendment by the Commission and approval thereof by the Office and approval of the Holding Company Application, the issuance of the MHC, Mid-Tier Holding Company and Stock Charters by the Office and as may be required under the "blue sky" laws of various jurisdictions.

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                           (xix) All contracts and other documents required to
                  be filed as exhibits to the Registration Statement or the Reorganization Application have been filed with the Commission or the Office, as the case may be.

                           (xx) The Bank's financial statements as of March 31,
                  2001 and for the two year ended March 31, 2002 included in this Prospectus, have been audited by Shatswell, MacLeod & Company, P.C Shatswell, MacLeod & Company, P.C. are independent public accountants with respect to the Bank within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants and such accountants are, with respect to the Bank, independent certified public accountants as required by the Act and the SEC Regulations.

                           (xxi) For the past five years, the Bank and the
                  Subsidiaries have timely (including any permissible extensions) filed all required federal, state and local tax returns, and no deficiency has been asserted with respect to such returns by any taxing authorities, and the Bank and the Subsidiaries have paid all taxes that have become due and, to the best of their knowledge, have made adequate reserves for known future tax liabilities, except where any failure to make such filings, payments and reserves, or the assertion of such a deficiency, would not have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

                           (xxii) All of the loans represented as assets of the
                  Bank on the most recent statement of financial condition of the Bank included in the Prospectus meet or are exempt from all requirements of federal, state or local law pertaining to lending, including without limitation truth in lending (including the requirements of Regulation Z and 12 C.F.R. Part 226 and Section 563.99), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not have a material adverse effect on the Company, the Bank and the MHC, taken as a whole.

                           (xxiii) To the best knowledge of the Company, the
                  Bank and the MHC, the records of account holders, depositors and other members of the Bank delivered to McDonald by the Bank or its agent for use during the Reorganization are reliable and accurate.

                           (xxiv) To the best knowledge of the Company, the
                  Bank, the MHC and the Subsidiaries, none of the Company, the Bank, the MHC or the Subsidiaries nor the employees of the Company, the Bank, the MHC or the Subsidiaries, have made any payment of funds of the Company, the Bank, the MHC or the Subsidiaries prohibited by law, and no funds of the Company, the Bank or the MHC have been set aside to be used for any payment prohibited by law.

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                           (xxv) To the best knowledge of the Company, the Bank,
                  the MHC and the Subsidiaries, the Company, the Bank, the MHC and the Subsidiaries are in compliance with all laws, rules and regulations relating to the discharge, storage, handling and disposal of hazardous or toxic substances, pollutants or contaminants and none of the Company, the Bank, the MHC or the Subsidiaries believes that the Company, the Bank, the MHC or the Subsidiaries are subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar law, except for violations which, if asserted, would not have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole. There are no actions, suits, regulatory investigations or other proceedings pending or, to the best knowledge of the Company, the Bank, the MHC and the Subsidiaries, threatened against the Company, the Bank, the MHC or the Subsidiaries relating to the discharge, storage, handling and disposal of hazardous or toxic substances, pollutants or contaminants. To the best knowledge of the Company, the Bank, the MHC and the Subsidiaries, no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has been caused by the Company, the Bank, the MHC or the Subsidiaries or, to the best knowledge of the Company, the Bank, the MHC and the Subsidiaries, has occurred on, in or at any of the facilities or properties of the Company, the Bank, the MHC or the Subsidiaries, except such disposal, release or discharge which would not have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

                           (xxvi) For purposes of McDonald's obligation to file
                  certain documents and to make certain representations to the National Association of Securities Dealers ("NASD") in connection with the reorganization, the Bank and the Subsidiaries warrants that: (a) the Bank and the Subsidiaries have not privately placed any securities within the last
                  18 months; (b) there have been no material dealings within the last 12 months between the Bank, its Subsidiaries and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Bank or the Subsidiaries have any affiliation with the NASD, (d) except as contemplated by the engagement letter with McDonald, the Bank and the Subsidiaries have no financial or management consulting contracts outstanding with any other person; and
                  (e) there has been no intermediary between McDonald and the Bank in connection with the public offering of the Bank's shares, and no person is being compensated in any manner for providing such service.

                  (b) McDonald represents and warrants to the Company, the Bank and the MHC that:

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                           (i) McDonald is registered as a broker-dealer with
                  the Commission and a member of the NASD, and is in good standing with the Commission and the NASD.

                           (ii) McDonald is validly existing as a corporation in
                  good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to provide the services to be furnished to the Company, the Bank and the MHC hereunder.

                           (iii) The execution and delivery of this Agreement
                  and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of McDonald, and this Agreement is a legal, valid and binding obligation of McDonald, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of registered broker-dealers accounts of whom may be protected by the Securities Investor Protection Corporation or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy or pursuant to
                  Section 23A).

                           (iv) McDonald, and to McDonald's best knowledge, its
                  employees, agents and representatives who shall perform any of the services required hereunder to be performed by McDonald, shall be duly authorized and shall have all licenses, approvals and permits necessary to perform such services, and McDonald is a registered selling agent in the jurisdictions listed in Exhibit A hereto and will remain registered in such jurisdictions in which the Company is relying on such registration for the sale of the Shares, until the Reorganization is consummated or terminated.

                           (v) The execution and delivery of this Agreement by
                  McDonald, the fulfillment of the terms set forth herein and the consummation of the transactions contemplated hereby shall not violate or conflict with the corporate charter or bylaws of McDonald or violate, conflict with or constitute a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any material agreement, indenture or other instrument by which McDonald is bound or under any governmental license or permit or any law, administrative regulation, authorization, approval or order or court decree, injunction or order, except for such violations, conflicts, breaches or defaults that would not have an effect on McDonald's ability to perform its obligations under this Agreement.

                  (vi) All funds received by McDonald to purchase the Common
             Stock will be handled in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended ("Exchange Act").

                  (vii) There is not now pending or, to McDonald's best
             knowledge, threatened against McDonald any action or proceeding before the Commission, the NASD, any state securities commission or any state or federal court concerning McDonald's activities as a broker-dealer.

         3. Employment of McDonald; Sale and Delivery of the Shares. On the
            -------------------------------------------------------
basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, the Company, the Bank and the MHC hereby employ McDonald as their agent to utilize its best efforts in assisting the Company with the sale of the Shares by the Company in the Offerings. McDonald will assist the Bank in the Reorganization by acting as marketing advisor with respect to the Subscription Offering and will represent the Bank as placement agent on a best efforts basis in the sale of the Common Stock in the Community Offering if one is held; conduct training sessions with directors, officers and employees of the Bank regarding the reorganization process; and assist in the establishment and supervision of the Bank's stock information center and, with management's input, will train the Bank's staff to record properly and tabulate orders for the purchase of Common Stock and to respond appropriately to customer inquiries. The employment of McDonald hereunder shall terminate (a) forty-five
(45) days after the Offerings close, unless the Company and the Bank, with the approval of the Office, are permitted to extend such period of time, or (b) upon consummation of the Reorganization, whichever date shall first occur.

         If the Company is unable to sell a minimum of 535,000 Shares of Common Stock (or such lesser amount as the Office may permit) within the period herein provided, this Agreement shall terminate, and the Company and the Bank shall refund promptly to any person who has subscribed for any of the Shares, the full amount which it may have received from them, together with interest as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other party hereunder, except as set forth in Sections 6, 8(a), 8(d) and 9 hereof. Appropriate arrangements for placing the funds received from subscriptions for Shares in a special interest-bearing account with the Bank until all Shares are sold and paid for were made prior to the commencement of the Subscription and Community Offering, with provision for prompt refund to the purchasers as set forth above, or for delivery to the Company if all Shares are sold.

         If all conditions precedent to the consummation of the Reorganization are satisfied, including the sale of all Shares required by the Plan to be sold, the Company agrees to issue or have issued such Shares and to release for delivery certificates to subscribers thereof for such Shares on the Closing Date against payment to the Company by any means authorized pursuant to the Prospectus, at the principal office of the Company or at such other place as shall be agreed upon between the parties hereto. The date upon which McDonald is paid the compensation due hereunder is herein called the "Closing Date."

         McDonald agrees either (a) upon receipt of an executed order form of a subscriber to forward the aggregate offering price of the Common Stock ordered on or before twelve noon on the next business day following receipt or execution of an order form by McDonald to the Bank for deposit in a segregated account or
(b) to solicit indications of interest in which event (i) McDonald will subsequently contact any potential subscriber indicating interest to confirm the interest and give instructions to execute and return an order form or to receive authorization to execute the order form on the subscriber's behalf, (ii) McDonald will mail acknowledgments of receipt of orders to each subscriber confirming interest on the business day following such confirmation, (iii) McDonald will debit accounts of such subscribers on the third business day ("debit date") following receipt of the confirmation referred to in (i), and
(iv) McDonald will forward completed order forms together with such funds to the Bank on or before twelve noon on the next business day following the debit date for deposit in a segregated account. McDonald acknowledges that if the procedure in (b) is adopted, subscribers' funds are not required to be in their accounts until the debit date.

         In addition to the expenses specified in Section 6 hereof, McDonald shall receive the following compensation for its services hereunder and reimbursement of expenses:

         (1) a non-refundable management fee of ten thousand dollars ($10,000) that was paid on November 12, 2001; and (ii) a consulting fee equal to $85,000 for stock sold in the Subscription and Community Offerings. The consulting fee is to be payable in same-day funds to McDonald on the Closing Date. McDonald acknowledges receipt of the $10,000 management fee.

         (2) McDonald shall be reimbursed for out-of-pocket expenses (including the legal fees and expenses of McDonald's counsel) incurred, not to exceed $35,000, whether or not the Reorganization is successfully completed, unless the Bank agrees to a greater amount. McDonald will submit invoices for expense reimbursement periodically throughout the Reorganization, and full payment of any reimbursable expenses shall be made in same-day funds to McDonald on the Closing Date, or if the Reorganization is not completed and is terminated for any reason, with ten business days of receipt by the Bank of a written request from McDonald for reimbursement of expenses.

         The Company shall pay any stock issue and transfer taxes which may be payable with respect to the sale of the Shares. The Company, the Bank and the MHC shall also pay all expenses of the Reorganization incurred by them or on their prior approval including but not limited to their attorneys' fees, NASD filing fees, filing and registration fees, and attorneys' fees relating to any required state securities laws research and filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the Reorganization.

         4. Offering. Subject to the provisions of Section 7 hereof, McDonald is
            --------
assisting the Company on a best efforts basis in offering a minimum of 535,000 and a maximum of 724,500

Shares, with the possibility of offering up to 833,175 Shares (except as the Office may permit such amount to be decreased or increased) in the Subscription and Community Offerings. The Shares are to be offered to the public at the price per share set forth on the cover page of the Prospectus.

         5. Further Agreements. The Company and the Bank jointly and severally
            ------------------
covenant and agree that:

                  (a) The Company shall deliver to McDonald, from time to time, such number of copies of the Prospectus as McDonald reasonably may request. The Company authorizes McDonald to use the Prospectus in any lawful manner in connection with the offer and sale of the Shares.

                  (b) The Company will notify McDonald or its counsel immediately upon discovery, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement becomes effective or any supplement to the Prospectus has been filed, (ii) of the issuance by the Commission of any stop order relating to the Registration Statement or of the initiation or the threat of any proceedings for that purpose, (iii) of the receipt of any notice with respect to the suspension of the qualification of the Shares for offering or sale in any jurisdiction, and (iv) of the receipt of any comments from the staff of the Commission relating to the Registration Statement. If the Commission enters a stop order relating to the Registration Statement at any time, the Company will make every reasonable effort to obtain the lifting of such order at the earliest possible time.

                  (c) During the time when the Prospectus is required to be delivered under the Act, the Company will comply with all requirements imposed upon it by the Act, as now in effect and hereafter amended, and by the SEC Regulations and the OTS Regulations, as from time to time in force, so far as necessary to permit the continuance of offers and sales of or dealings in the Shares in accordance with the provisions hereof and the Prospectus. If, during the period when the Prospectus is required to be delivered in connection with the offer and sale of the Shares, any event relating to or affecting the Company, the Bank or the MHC shall occur as a result of which it is necessary, in the opinion of counsel for McDonald, with concurrence of counsel of the Company, to amend or supplement the Prospectus in order to make the Prospectus not false or misleading as to a material fact in light of the circumstances existing at the time it is delivered to a purchaser of the Shares, the Company shall prepare and furnish to McDonald promptly a reasonable number of copies of an amendment or amendments or of a supplement or supplements to the Prospectus (in form and substance satisfactory to counsel for McDonald) which shall amend or supplement the Prospectus so that, as amended or supplemented, the Prospectus shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser of the Shares, not misleading. The Company will not file or use any amendment or supplement to the Registration Statement or the Prospectus of which McDonald has not first been furnished a copy or to which McDonald shall reasonably object after having been furnished such copy. For the purposes of this subsection the Company and the Bank shall furnish such information with respect to themselves as McDonald from time to time may reasonably request.

                  (d) The Company has taken or will take all necessary action as may be required to qualify or register the Shares for offer and sale by the Company under the securities or blue sky laws of such jurisdictions as McDonald and either the Company or its counsel may agree upon; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any such jurisdiction. In each jurisdiction where such qualification or registration shall be effected, the Company, unless McDonald agrees that such action is not necessary or advisable in connection with the distribution of the Shares, shall file and make such statements or reports as are, or reasonably may be, required by the laws of such jurisdiction.

                  (e) The Company will file a registration statement for the Common Stock under Section 12(g) of the Exchange Act prior to completion of the Reorganization pursuant to the Plan and shall request that such registration statement be effective upon completion of the Reorganization. The Company shall maintain the effectiveness of such registration for a minimum period of three years or for such shorter period as may be required by applicable law.

                  (f) The Company will make generally available to its security holders as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 of the SEC Regulations) covering a twelve-month period beginning not later than the first day of the Company's fiscal quarter next following the effective date (as defined in said Rule 158) of the Registration Statement.

                  (g) For a period of three (3) years from the date of this Agreement (unless the Common Stock shall have been deregistered under the Exchange Act), the Company will furnish to McDonald, as soon as publicly available after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to McDonald (i) as soon as publicly available, a copy of each report or definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, and (ii) from time to time, such other public information concerning the Company as McDonald may reasonably request.

                  (h) The Company and the Bank shall use the net proceeds from the sale of the Shares consistently with the manner set forth in the Prospectus.

                  (i) The Company shall not deliver the Shares until each and every condition set forth in Section 7 hereof has been satisfied, unless such condition is waived in writing by McDonald.

                  (j) The Company shall advise McDonald, if necessary, as to the allocation of deposits, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, and votes, in the case of Other Members (as defined in the Plan), and of the Shares in the event of an oversubscription and shall provide McDonald final instructions as to the allocation of the Shares ("Allocation Instructions") and such information shall be accurate and reliable. McDonald shall be entitled to rely on such instructions and shall have no liability in respect of its reliance thereon, including without limitation, no liability for or related to any denial or grant of a subscription in whole or in part, except for such liability contemplated under Section 8(b) of this Agreement.

                  (k) The Company and the Bank will take such actions and furnish such information as are reasonably requested by McDonald in order for McDonald to ensure compliance with the NASD's "Interpretation Relating to Free-Riding and Withholding."

                  (l) At the Closing Date, the Company, the Bank and the MHC will have completed the conditions precedent to, and shall have conducted the Reorganization in all material respects in accordance with the Plan, the OTS Regulations and all other applicable laws, regulations, published decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed by the Office, or appropriate waivers shall have been obtained.

         6. Payment of Expenses. Whether or not the Reorganization is
            -------------------
consummated, the Company and the Bank shall pay or reimburse McDonald for allocable expenses incurred by McDonald relating to the offering of the Shares as provided in Section 3 hereof; provided, however, that neither the Company nor the Bank shall pay or reimburse McDonald for any of the foregoing expenses accrued after McDonald shall have notified the Company or the Bank of its election to terminate this Agreement pursuant to Section 11 hereof or after such time as the Company or the Bank shall have given notice in accordance with
Section 12 hereof that McDonald is in breach of this Agreement.

         7. Conditions of McDonald's Obligations. Except as may be waived by
            ------------------------------------
McDonald, the obligations of McDonald as provided herein shall be subject to the accuracy of the representations and warranties contained in Section 2 hereof as of the date hereof and as of the Closing Date, to the performance by the Company and the Bank of their obligations hereunder and to the following conditions:

                  (a) At the Closing Date, McDonald shall receive the favorable opinion of Muldoon Murphy & Faucette, LLP, counsel for the Company and the Bank, dated the Closing Date, addressed to McDonald, in form and substance satisfactory to McDonald to the effect that:

                           (i) The Company is a corporation in existence under
                  the laws of the United States, the Bank is a stock savings bank in existence under the laws of the United States and the MHC is a federal mutual holding company in existence under the laws of the United States, each having the corporate power to execute, deliver and perform its respective obligations under this Agreement and to carry on its business as now conducted and as described in the Prospectus;

                           (ii) The Bank is a member of the Federal Home Loan
                  Bank of Chicago, and the deposit accounts of the Bank are insured by the SAIF up to the applicable legal limits;

                           (iii) The activities of the Bank, the Subsidiaries,
                  the MHC and the Company as described in the Prospectus comply, in all material respects, with applicable federal and state law.

                           (iv) The Plan complies with, and the Reorganization
                  has been effected in all material respects in accordance with, the HOLA and the OTS Regulations; all of the terms, conditions, requirements and provisions with respect to the Plan and the Reorganization imposed by the Office, except with respect to the filing or submission of certain required post-Reorganization reports by the Company, the Bank or the MHC, have been complied with by the Company, the Bank and the MHC in all material respects; and no person has sought to obtain regulatory or judicial review of the final action of the Office in approving the Plan;

                           (v) The Company has authorized capital stock as set
                  forth in the Registration Statement and the Prospectus;

                           (vi) The Company has authorized the issuance and sale
                  of the Shares by all necessary corporate action; the Shares, upon receipt of payment and issuance in accordance with the terms of the Plan, will be validly issued, fully paid, nonassessable and, except as disclosed in the Prospectus, free of preemptive rights; and purchasers of the Shares from the Company, upon issuance thereof against payment therefor, will acquire such Shares free and clear of all claims, encumbrances, security interests and liens created by the Company;

                           (vii) The form of certificate used to evidence the
                  Shares is in proper form and complies in all material respects with the applicable requirements of United States law and the regulations of the Office;

                           (viii) The Bank has authorized the sale of its
                  capital stock to the Company by all necessary corporate action, which sale has been approved by the Office, and such capital stock, upon receipt of payment and issuance in accordance with the terms of the Plan and the Prospectus, will be validly issued, fully paid and nonassessable and owned of record and beneficially by the Company;

                           (ix) Subject to the satisfaction of the conditions to
                  the Office's approval of the Reorganization Application and Holding Company Application and the issuance by the Office of the Bank's Stock Charter, no consent, approval, authorization or other action by, or filing or registration with, any governmental agency is required to be obtained or made by the Company, the Bank or the MHC for the execution and delivery of this Agreement, the issuance of the Shares and the consummation of the Reorganization except as may be required under the "blue sky" laws of various jurisdictions;

                           (x) The Company, the Bank and the MHC have authorized
                  the execution, delivery and performance of this Agreement by all necessary corporate action;

                           (xi) The Plan has been duly adopted by the requisite
                  vote of the Boards of Directors of the Bank, the Company and the MHC; and, based upon the report of the Inspector of Election, the Plan has been approved by the requisite vote of the eligible voting members of the Bank at a duly called meeting;

                           (xii) The statements in the Prospectus under the
                  captions "Dividend Policy," "Regulation," "Taxation," "Description of Capital Stock of New England Bancshares, Inc.," and "Restrictions on Acquisitions of New England Bancshares, Inc. and Enfield Federal" insofar as they are, or refer to, statements of law or legal conclusions (excluding financial data included therein or omitted therefrom, as to which an opinion need not be expressed), have been prepared or reviewed by such counsel and are accurate in all material respects;

                           (xiii) The Reorganization Application, the
                  Registration Statement, the Prospectus and the Proxy Statement, in each case as amended or supplemented, comply as to form in all material respects with the requirements of the Act, the SEC Regulations, the HOLA and the OTS Regulations, as the case may be (except as to information with respect to McDonald included therein and financial statements, notes to financial statements, financial tables and other financial and statistical data, including the appraisal, included therein or omitted therefrom, as to which no opinion need be expressed); to such counsel's knowledge, all documents and exhibits required to be filed with the Reorganization Application and the Registration Statement have been so filed and the descriptions in the Reorganization Application and the Registration Statement of such documents and exhibits are accurate in all material respects;

                           (xiv) The Reorganization Application has been
                  approved by the Office, and the Prospectus and the Proxy Statement have been authorized for use by the Office; the Registration Statement and any post-effective amendment thereto has been declared effective by the Commission; no proceedings are pending by or before the Commission or the Office seeking to revoke or rescind the orders declaring the Registration Statement effective or approving the Reorganization Application or, to such counsel's knowledge, are contemplated or threatened

                  (provided that for this purpose such counsel need not regard any litigation or governmental procedure to be "threatened" unless the potential litigant or government authority has manifested to the management of the Company, the Bank or the MHC, or to such counsel, a present intention to initiate such litigation or proceeding);

                           (xv) The execution and delivery of this Agreement,
                  and the consummation of the Reorganization by the Company, the Bank and the MHC, do not violate any provision of the certificate of incorporation, charter or bylaws of the Company, the Bank or the MHC, do not violate or constitute a breach of or default under any contract, agreement or instrument described in the Prospectus or filed as an exhibit to the Registration Statement, and, to the knowledge of such counsel, do not violate any applicable law, regulation or any judgment or order of any government, governmental instrumentality or court that is binding on the Company, the Bank or the MHC or any of their assets, properties or operations;

                           (xvi) To such counsel's knowledge, the Company, the
                  Bank, the MHC and the Subsidiaries have obtained all licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses as such businesses are described in the Prospectus; to such counsel's knowledge, all such licenses, permits and other governmental authorizations are in full force and effect and the Company, the Bank, the MHC and the Subsidiaries are in all material respects complying therewith, except where the failure to hold such licenses, permits or governmental authorizations or the failure to so comply would not have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries;

                           (xvii) There is no action, suit, proceedings, inquiry
                  or investigation before or by any court or governmental agency or body, now pending or, to such counsel's knowledge, threatened, against either the Company, the Bank the MHC or the Subsidiaries which individually, or in the aggregate, would have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole;

                           (xviii) This agreement has been duly executed and
                  delivered by the Company, the Bank and the MHC and is enforceable against the Company, the Bank and the MHC (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy or pursuant to Section 23A);

                           (xix) To such counsel's knowledge, the execution and
                  delivery of this Agreement and the consummation of the Reorganization by the Company, the Bank and the MHC do not constitute a breach of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation or acceleration contained in, or result in the creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of the Company, the Bank, the MHC or the Subsidiaries pursuant to any of the terms, provisions or conditions of, any material agreement, contract, indenture, bond, debenture, note, instrument or obligation to which the Company, the Bank, the MHC or the Subsidiaries are a party or violate any governmental license or permit or any enforceable published law, administrative regulation or order or court order, writ, injunction or decree (except as may be required under the "blue sky" laws as to which no opinion need be expressed), which breach, default, encumbrance or violation would have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole; and

                           (xx) There has been no material breach of any
                  provision of the Company's, the Bank's or the MHC's respective certificate of incorporation, charter or bylaws or, to such counsel's knowledge, a breach or default (or the occurrence of any event which, with notice or lapse of time or both, would constitute a default) under any agreement, contract, indenture, debenture, bond, note, instrument or obligation to which the Company, the Bank, the MHC or the Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, or any governmental license or permit, or a violation of any enforceable published law, administrative regulation or order, or court order, writ, injunction or decree which breach, default, encumbrance or violation would have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

         In rendering such opinion, such counsel may rely as to matters of fact on certificates of officers and directors of the Company, the Bank and the MHC and certificates of public officials delivered pursuant to this Agreement. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than the Company, the Bank, the MHC and the Subsidiaries. Such opinion may be governed by, and interpreted in accordance with, the Legal Opinion Accord ("Accord") of the ABA Section of Business Law
(1991), and, as a consequence, such opinion may be rendered subject to the qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord. Further, references in such opinion to such counsel's "knowledge" may be limited to "knowledge" as defined in the Accord (or knowledge based on certificates). In addition, the "General Qualifications" set forth in the Accord and other customary assumptions and limitations may apply to such opinion. Such opinion may be limited to present statutes, regulations and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement them should the present laws be changed by legislative or regulatory action, judicial decision or otherwise; and such counsel need express no view, opinion or belief with respect to whether any proposed or pending legislation, if enacted, or any regulations or any policy statements issued by any regulatory agency, whether or not promulgated pursuant to any such legislation, would affect the validity of the execution and delivery by the Company and the Bank of this Agreement or the issuance of the Shares. Further, in rendering such opinions, Muldoon Murphy & Faucette, LLP may rely on the opinion of __________________________________ with respect to any matter of Connecticut law.

                  (b) At the Closing Date, McDonald shall receive the letter of Muldoon Murphy & Faucette, LLP, special counsel for the Company and the Bank, dated the Closing Date, addressed to McDonald, in form and substance satisfactory to McDonald and to the effect that: based on such counsel's participation in conferences with representatives of the Company, the Bank, the independent appraiser, the independent certified public accountants, McDonald and its counsel, review of documents and understanding of applicable law (including the requirements of Form SB-2 and the character of the Registration Statement contemplated thereby) and the experience such counsel has gained in its practice under the Act, nothing has come to such counsel's attention that would lead it to believe that the Registration Statement, as amended (except as to information in respect of McDonald contained therein and except as to the appraisal, financial statements, notes to financial statements, financial tables and other financial and statistical data contained therein or omitted therefrom, as to which such counsel need express no comment), at the time it became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, not misleading, or that the Prospectus, as amended or supplemented (except as to information in respect of McDonald contained therein and except as to the appraisal, financial statements, notes to financial statements, financial tables and other financial and statistical data contained therein or omitted therefrom as to which such counsel need express no comment), at the time the Prospectus was filed with the Commission under Rule 424(b), and at the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (in making this statement such counsel may state that it has not undertaken to verify independently the information in the Registration Statement or Prospectus and, therefore, does not assume any responsibility for the accuracy or completeness thereof).

                  (c) Counsel for McDonald shall have been furnished such documents as they reasonably may require for the purpose of enabling them to review or pass upon the matters required by McDonald, and for the purpose of evidencing the accuracy, completeness or satisfaction of any of the representations, warranties or conditions contained in this Agreement, including but not limited to, resolutions of the Boards of Directors of the Company, the Bank and the MHC regarding the authorization, execution and delivery of this Agreement and the transactions contemplated by the Plan and this Agreement.

                  (d) Prior to and at the Closing Date, in the reasonable opinion of McDonald, (i) there shall have been no material adverse change in the condition (financial or otherwise), business or results of operations of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole, since the latest date as of which information is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no transaction entered into by the Company, the Bank, the MHC or the Subsidiaries after the latest date as of which the financial condition of the Company, the Bank, the MHC or the Subsidiaries is set forth in the Prospectus other than transactions referred to or contemplated therein, transactions in the ordinary course of business, and transactions which are not material to the Company, the Bank, the MHC and the Subsidiaries, taken as a whole;
         (iii) none of the Company, the Bank, the MHC or the Subsidiaries shall have received from any governmental authority any direction (oral or written) to make any change in the method of conducting their respective businesses which is material to the business of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole, with which they have not complied; (iv) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or threatened against the Company, the Bank, the MHC or the Subsidiaries affecting any of their respective assets, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the Company, the Bank, the MHC and the Subsidiaries, taken as a whole; and (v) the Shares shall have been qualified or registered for offering and sale by the Company under the "blue sky" laws of such jurisdictions as McDonald and the Company shall have agreed upon.

                  (e) At the Closing Date, McDonald shall receive a certificate of the principal executive officer and the principal financial officer or her designee, which designee shall be an executive officer, of each of the Company, the Bank, and the MHC dated the Closing Date, to the effect that: (i) they have examined the Prospectus and, at the time the Registration Statement was declared effective by the Commission and at the time the Prospectus was authorized by the Office for use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to the Company, the Bank or the MHC; (ii) since the date the Registration Statement was declared effective by the Commission and since the date the Prospectus became authorized by the Office for use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material change in the business, condition (financial or otherwise) or results of operations of the Company, the Bank, or the MHC and the conditions set forth in clauses (ii) through (v) inclusive of subsection (d) of this Section 7 have been satisfied; (iii) no order has been issued by the Commission or the Office to suspend the Offering or the effectiveness of the Prospectus, and no action for such purposes has been instituted or, to the knowledge of such officers, threatened by the Commission or the Office; (iv) to the knowledge of such officers, no person has sought to obtain review of the final actions of the Office approving the Plan; and (v) all of the representations and warranties contained in Section 2 of this Agreement are true and correct, with the same force and effect as though expressly made on the Closing Date.

                  (f) At the Closing Date, McDonald shall receive, among other documents, (i) copies of the letters from the Office authorizing the use of the Prospectus and the Proxy Statement and the approval of the Reorganization Application (ii) if available, a copy of the order of the Commission declaring the Registration Statement effective; (iii) a copy of the letter from the Office evidencing the corporate existence of the Bank; (iv) if available, a copy of the letter from the Office evidencing the corporate existence of the Company; (v) if available, a copy of the letter from the Office evidencing the corporate existence of the MHC; (vi) a copy of the letter from the Office approving the Bank's Stock Charter; (vii) copy of the certificate from the FDIC certifying to the insured status by the Bank; and (viii) copy of the letter to FHLB of Chicago evidencing the Bank's membership therein.

                  (g) As soon as available after the Closing Date, McDonald shall receive a certified copy of the Bank's Stock Charter, the Company's Charter, and the MHC's Charter, each as executed by the Office.

                  (h) Concurrently with the execution of this Agreement, McDonald shall receive a letter from Shatswell, MacLeod & Company, P.C., independent certified public accountants, addressed to McDonald, the Company, the Bank and the MHC, in substance and form satisfactory to McDonald, with respect to the financial statements of the Bank and other financial information contained in the Prospectus.

                  (i) At the Closing Date, McDonald shall receive a letter in form and substance satisfactory to McDonald from Shatswell, MacLeod & Company, P.C., independent certified public accountants, dated the Closing Date and addressed to McDonald, the Company, the Bank and the MHC, confirming the statements made by them in the letters delivered by them pursuant to the preceding subsection as of a specified date not more than five (5) business days prior to the Closing Date.

                  (j) At the Closing Date, McDonald shall receive the opinion of Muldoon Murphy & Faucette, LLP, special counsel to the Company and the Bank, dated the Closing Date, in form and substance satisfactory to McDonald and to the Reorganization will constitute a tax- free organization under the Internal Revenue Code of 1986, as amended; McDonald shall have also received the letter of Shatswell, MacLeod & Company, P.C., dated the Closing Date, in form and substance satisfactory to McDonald and to the effect that the Reorganization will not be a taxable transaction for the Bank, the Company or the MHC under the laws of Connecticut; and that the facts and representations upon which such entities relied upon in rendering their respective opinions to the Bank, the Company and the MHC are accurate and complete.

         All such opinions, certificates, letters and documents shall be in compliance with the provisions hereof only if they are, in the reasonable opinion of McDonald and its counsel, satisfactory to McDonald. Any certificates signed by an officer or director of the Company, the Bank or the MHC prepared for McDonald's reliance and delivered to McDonald or to counsel for McDonald shall be deemed a representation and warranty by the Company, the Bank and the MHC to McDonald as to the statements made therein. If any condition to McDonald's obligations hereunder to be fulfilled prior to or at the Closing Date is not so fulfilled, McDonald may terminate this Agreement or, if McDonald so elects, may waive any such conditions which have not been fulfilled, or may extend the time of their fulfillment. If McDonald terminates this Agreement as aforesaid, the Company, the Bank, and the MHC shall reimburse McDonald for its expenses as provided in
Section 3(b) hereof.

         8.       Indemnification.
                  ---------------

                  (a) The Company, the Bank and the MHC jointly and severally agree to indemnify and hold harmless McDonald, its officers, directors, employees and agents and each person, if any, who controls McDonald within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against any and all loss, liability, claim, damage and expense whatsoever and shall further promptly reimburse such persons for any legal or other expenses reasonably incurred by each or any of them in investigating, preparing to defend or defending against any such action, proceeding or claim (whether commenced or threatened) arising out of or based upon (i) any misrepresentation by the Company, the Bank or the MHC in this Agreement or any breach of warranty by the Company, the Bank or the MHC with respect to this Agreement or arising out of or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements contained in (A) the Registration Statement or the Prospectus or (B) any application (including the Reorganization Application and the Holding Company Application) or other document or communication (in this Section 8 collectively called "Application") prepared or executed by or on behalf of the Company, the Bank or the MHC or based upon information furnished in writing by or on behalf of the Company, the Bank or the MHC, whether or not filed in any jurisdiction, to effect the Reorganization or qualify the Shares under the securities laws thereof or filed with the Office or Commission, unless such statement or omission was made in reliance upon and in conformity with information furnished to the Company, the Bank or the MHC with respect to McDonald by or on behalf of McDonald expressly for use in the Prospectus or any amendment or supplement thereof or in any Application, as the case may be, or (ii) the participation by McDonald in the Reorganization; provided, however, that this indemnification agreement will not apply to any loss, liability, claim, damage or expense found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith, willful misconduct or gross negligence of McDonald or any other party who may otherwise be entitled to indemnification pursuant to this Section 8(a). This indemnity shall be in addition to any liability the Company, the Bank and the MHC may otherwise have to McDonald.

                  (b) The Company, the Bank and the MHC shall indemnify and hold harmless McDonald, its officers, directors, employees and agents and each person, if any, who controls McDonald within the meaning of Section 15 of the Act or
         Section 20(a) of the Exchange Act for any liability whatsoever arising out of (i) the Allocation Instructions or (ii) any records of account holders, depositors, borrowers and other members of the Bank delivered to McDonald by the Bank or its agents for use during the Reorganization; provided, however, that this indemnification agreement will not apply to any loss, liability, claim, damage or expense found in a final judgment by a court of competent jurisdiction to have resulted principally and directly from the bad faith, willful misconduct or gross negligence of McDonald or any other party who may otherwise be entitled to indemnification pursuant to this Section 8(b). This indemnity shall be in addition to any liability the Company, the Bank and the MHC may otherwise have to McDonald.

                  (c) McDonald agrees to indemnify and hold harmless the Company, the Bank, the MHC, their officers, directors and employees and each person, if any, who controls the Company, the Bank or the MHC within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company, the Bank and the MHC to McDonald, but only with respect to (i) statements or omissions, if any, made in the Prospectus or any amendment or supplement thereof, in any Application or to a purchaser of the Shares in reliance upon, and in conformity with, written information furnished to the Company, the Bank or the MHC with respect to McDonald by McDonald expressly for use in the Prospectus or in any Application, which the Company, the Bank and the MHC acknowledge appears only in the section captioned "Market for Common Stock" and the first two paragraphs of the section captioned "The Reorganization and the Stock Offering - Marketing Arrangements"; (ii) any misrepresentation by McDonald in Section 2(b) of this Agreement; or
         (iii) any liability of the Company, the Bank or the MHC which is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted principally and directly from gross negligence, bad faith or willful misconduct of McDonald.

                  (d) Promptly after receipt by an indemnified party under this
         Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 8. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with the other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than the reasonable cost of investigation except as otherwise provided herein. In the event the indemnifying party elects to assume the defense of any such action and retain counsel acceptable to the indemnified party, the indemnified party may retain additional counsel, but shall bear the fees and expenses of such counsel unless (i) the indemnifying party shall have specifically authorized the indemnified party to retain such counsel or (ii) the parties to such suit include such indemnifying party and the indemnified party, and such indemnified party shall have been advised by counsel that one or more material legal defenses may be available to the indemnified party which may not be available to the indemnifying party, in which case the indemnifying party shall not be entitled to assume the defense of such suit notwithstanding the indemnifying party's obligation to bear the fees and expenses of such counsel. An indemnifying party against whom indemnity may be sought shall not be liable to indemnify an indemnified party under this
         Section 8 if any settlement of any such action is effected without such indemnifying party's consent. To the extent required by law, this
         Section 8 is subject to and limited by the provisions of Section 23A.

         9. Contribution. In order to provide for just and equitable
            ------------
contribution in circumstances in which the indemnity agreement provided for in
Section 8 above is for any reason held to be unavailable to McDonald, the Company, the Bank and/or the MHC other than in accordance with its terms, the Company, the Bank or the MHC and McDonald shall contribute to the aggregate losses, liabilities, claims, damages, and expenses of the nature contemplated by said indemnity agreement incurred by the Company, the Bank or the MHC and McDonald (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Bank or the MHC, on the one hand, and McDonald, on the other hand, from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company, the Bank or the MHC, on the one hand, and McDonald, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Bank or the MHC, on the one hand, and McDonald, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the Reorganization received by the Company, the Bank and the MHC bear to the total fees and expenses received by McDonald under this Agreement. The relative fault of the Company, the Bank or the MHC, on the one hand, and McDonald, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Bank or the MHC or by McDonald and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company, the Bank and the MHC and McDonald agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, McDonald shall not be required to contribute any amount in excess of the amount by which fees owed McDonald pursuant to this Agreement exceeds the amount of any damages which McDonald has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. To the extent required by law, this Section 9 is subject to and limited by the provisions of Section 23A.

         10. Survival of Agreements, Representations and Indemnities. The
             -------------------------------------------------------
respective indemnities of the Company, the Bank and the MHC and McDonald and the representations and warranties of the Company, the Bank, the MHC and the Subsidiaries and of McDonald set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of McDonald or the Company, the Bank or the MHC or any controlling person or indemnified party referred to in Section 8 hereof, and shall survive any termination or consummation of this Agreement and/or the issuance of the Shares, and any legal representative of McDonald, the Company, the Bank, the MHC and any such controlling persons shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

         11. Termination. McDonald may terminate this Agreement by giving the
             -----------
notice indicated below in this Section at any time after this Agreement becomes effective as follows:

                  (a) If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in McDonald's reasonable opinion, impracticable to proceed with the offering of the Shares; or if trading on the New York Stock Exchange or the Nasdaq Stock Market shall have suspended; or if the United States shall have become involved in a war or major hostilities other than as existing at the time this Agreement becomes effective; or if a general banking moratorium has been declared by a state or federal authority which has material effect on the Bank or the Reorganization; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if there shall have been a material adverse change in the capitalization, financial condition or business of the Company, the Bank or the MHC, or if the Company, the Bank or the MHC shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not said loss shall have been insured; or if there shall have been a material adverse change in the condition, financial or otherwise, or prospects of the Company, the Bank, the MHC and the Subsidiaries, taken as a whole.

                  (b) If McDonald elects to terminate this Agreement as provided in this Section, the Company, the Bank and the MHC shall be notified promptly by McDonald by telephone or telegram, confirmed by letter.

                  (c) If this Agreement is terminated by McDonald for any of the reasons set forth in subsection (a) above, and to fulfill their obligations, if any, pursuant to Sections 3, 6, 8(a) and 9 of this Agreement and upon demand, the Company, the Bank and the MHC shall pay McDonald the full amount so owing thereunder.

                  (d) The Bank may terminate the Reorganization in accordance with the terms of the Plan. Such termination shall be without liability to any party, except that the Company, the Bank and the MHC shall be required to fulfill their obligations pursuant to Sections 3, 6, 8(a), 8(d) and 9 of this Agreement.

         12. Notices. All communications hereunder, except as herein otherwise
             -------
specifically provided, shall be in writing and if sent to McDonald shall be mailed, delivered or faxed and confirmed to Trident Securities, A Division of McDonald Investments Inc., 4601 Six Forks Road, Suite 400, Raleigh, North Carolina 27609, Attention: Peter A. Tannenbaum, Senior Vice President (with a copy to Malizia Spidi & Fisch, PC, 1100 New York Avenue, N.W., Suite 340 West, Washington, D.C. 20005, Attention: Samuel J. Malizia, Esq.) and if sent to the Company or the Bank, shall be mailed, delivered or faxed and confirmed to Enfield Federal Savings and Loan Association, 660 Enfield Street, Enfield, Connecticut 06802, Attention: David J. O'Connor, President and Chief Executive Officer of the Company and the Bank (with a copy to Muldoon Murphy & Faucette, LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, Attention: Larry Spaccasi, Esq. or Kent Krudys, Esq.).

         13. Parties. This Agreement shall inure solely to the benefit of, and
             -------
shall be binding upon, McDonald, the Company, the Bank, the MHC and the controlling and other persons referred to in Section 8 hereof, and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. The undersigned consent to the assignment of rights and obligations of Trident Securities hereunder to McDonald Investments Inc.

         14. Construction. This Agreement shall be governed by and construed in
             ------------
accordance with the substantive laws of North Carolina regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         15. Counterparts and Definitions. This Agreement may be executed in
             ----------------------------
separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument. Any initially capitalized terms not defined herein shall have the meanings ascribed thereto in the Prospectus.

         Please acknowledge your agreement to the foregoing as of the date above written by signing below and returning to the Company one copy of this letter.

NEW ENGLAND BANCSHARES, INC.                ENFIELD FEDERAL SAVINGS AND
  (In Formation)                               LOAN ASSOCIATION

By:                                         By:
   -------------------------------------       ---------------------------------
   David J. O'Connor                           David J. O'Connor
   President and Chief Executive Officer       President and Chief Executive
                                                 Officer


ENFIELD MUTUAL HOLDING COMPANY
  (In Formation)

By:
   -------------------------------------
   David J. O'Connor
   President and Chief Executive Officer



Agreed to and accepted:

MCDONALD INVESTMENTS INC.




By:
   -------------------------------------
   Timothy E. Lavelle
   Managing Director

Exhibit A

Trident Securities, a Division of McDonald Investments Inc. is a registered selling agent in the jurisdictions listed below:


                 Alabama                          Montana
                 Alaska                           Nebraska
                 Arizona                          Nevada
                 Arkansas                         New Hampshire
                 California                       New Jersey
                 Colorado                         New Mexico
                 Connecticut                      New York
                 Delaware                         North Carolina
                 District of Columbia             North Dakota
                 Florida                          Ohio
                 Georgia                          Oklahoma
                 Hawaii                           Oregon
                 Idaho                            Pennsylvania
                 Illinois                         Rhode Island
                 Indiana                          South Carolina
                 Iowa                             South Dakota
                 Kansas                           Tennessee
                 Kentucky                         Texas
                 Louisiana                        Utah
                 Maine                            Vermont
                 Maryland                         Virginia
                 Massachusetts                    Washington
                 Michigan                         West Virginia
                 Minnesota                        Wisconsin
                 Mississippi                      Wyoming
                 Missouri